Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

January 12, 2024

Arisz Acquisition Corp.
199 Water St, 31st Floor
New York, NY 10038
Attention: Ms. Echo Hindle-Yang

Re:	Registration Statement of BitFuFu Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Arisz Acquisition Corp., a Delaware company, (“Arisz”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, dated as of January 21 2022 (as amended as of April 4, 2022, October 10, 2022, April 24, 2023, July 28, 2023 and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between Arisz and Finfront Holding Company, a Cayman Islands exempted company (the “Company”), pursuant to which (a) Arisz agreed to form BitFuFu Inc., a Cayman Islands exempted company, as its wholly owned subsidiary (“Purchaser” or “PubCo”), (b) Purchaser would form Boundary Holding Company, a Cayman Islands exempted company, as its wholly owned subsidiary (“Merger Sub”), (c) Arisz will be merged with and into Purchaser (the “Redomestication Merger”), with Purchaser surviving the Redomestication Merger, and (d) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct, wholly owned subsidiary of Purchaser (collectively, the “Business Combination”). Following the Business Combination, Purchaser will be a publicly traded company listed on a stock exchange in the United States.

The Business Combination and certain other related transactions are described in the Registration Statement of BitFuFu Inc. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on January 12, 2024, as may be amended (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders.”

Los Angeles       New York      Chicago      Nashville      Washington, DC      San Francisco      Beijing      Hong Kong      www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Arisz Acquisition Corp. January 12, 2024 Page 2

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Arisz under the caption “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP